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                                                                    EXHIBIT 10.8

                                 BANCTEC, INC.



                               November 18, 1999



Mr. John Staedke
126 Mill Spring Lane
Stamford, Connecticut  06903

Dear John:

          The purpose of this letter is to confirm our offer to you to be President and Chief Executive Officer of BancTec, Inc. The terms of this offer are as follows:

          Position:           President and Chief Executive Officer of BancTec,
                              Inc.

          Effective Date:     As soon as possible. Target date: December 1, 1999

          Term:               Five (5) years

          Compensation:       Salary: $300,000 per annum. The Board of Directors
                              ------
                              of BancTec will assess your salary annually and will make appropriate adjustments based on both
                              (i) your performance and (ii) comparison to the compensation paid to similar level executives employed by similar sized businesses operating in similar markets.

                              Bonus: $150,000 to $300,000 to be based on the
                              -----
                              attainment of objectives to be determined;
                              $150,000 minimum bonus will be guaranteed for the year 2000.

                              Signing Bonus: $200,000 meant to offset loss of
                              -------------
                              bonus for 1999 because of November departure from your current employer.
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          Severance:          If your employment is terminated by BancTec
                              without cause during any of the periods specified below, BancTec will pay you the amount appearing opposite such period in the column labeled "Payment":

                                   Period                          Payment
                                   ------                          -------

                              Prior to 1st anniversary
                              of date of employment:              $900,000

                              On or after the 1st anniversary,
                              but prior to the 2nd anniversary:   $600,000

                              On or after the 2nd anniversary:    150% of your
                                                                  salary then in
                                                                  effect

     Equity:                  Options:  Ten-year stock options exercisable for
                              -------
                              400,000 shares of Common Stock at an exercise price of $9.25 per share (after giving effect to a 2 for 1 stock split yet to be effected). The exercise price will be identical to the investors' buy-in price.

                              You will be eligible for continued stock grants and stock option grants at the discretion of the Board of Directors based on both (i) your performance and (ii) comparison to the amount of stock grants and stock option grants provided to other BancTec executives.

                              Vesting: 100,000 shares will vest immediately. An
                              -------
                              additional 100,000 shares vest over a three-year period, 33-1/3% on each of the second, third and fourth anniversaries of your date of employment, as long as your employment continues on such dates. 200,000 shares will vest over a four-year period based upon the achievement of EBITDA performance targets (to be determined). A "make up" provision for a "missed performance year" will be included. Adjustments to EBITDA performance targets will be made for acquisitions and/or divestitures.

                                       2
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                         Change of Control Vesting:  If there is a change of
                         -------------------------
                         control of BancTec that results in the Welsh, Carson, Anderson & Stowe investment partnerships and affiliates achieving an internal rate of return (net of any costs and fees) of at least 25%, then a portion of your theretofore unvested options will vest to the extent necessary to result in at least 50% of the total number of options held by you (including options issued to you after the initial grant) being vested. The Board of Directors will have the right, in its sole discretion, to increase the percentage of your options that will become vested after a change of control described above.

          Indemnity:     We do not believe that BancTec is a competitor of
                         Electronic Data Systems Corporation ("EDS").
                         Accordingly, BancTec will provide all financial and legal assistance necessary for you to contest any actions brought by EDS against you for violating any non-competition agreements currently in effect between you and EDS. BancTec will indemnify you against any expenses, damages or other losses arising in connection with any action brought by EDS under any such non-competition agreements. The financial and legal assistance and indemnity described above will not apply to any actions brought by EDS against you (or any resulting expenses, damages or other losses) for violating any confidentiality or non-solicitation agreements between you and EDS.

          Other:         Vacation:  Four (4) weeks paid vacation annually in
                         --------
                         addition to customary business holidays.

                         Medical Coverage:  Full and complete medical coverage
                         ----------------
                         for you and your spouse as of the date of your employment.

                         Relocation Expenses:
                         -------------------

                              Reimbursement for relocation expenses specifically including (i) all moving expenses and (ii) the full brokerage fee for the sale of your current residence.

                                       3
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                              Reimbursement for all commuting and living
                              expenses for up to six (6) months from the date of the Employment Agreement.

                              Reimbursement for all other reasonable relocation expenses.

                         Death and Disability:  The Employment Agreement  will
                         --------------------
                         contain customary death and disability provisions.

                         Officers and Directors Insurance:  BancTec will
                         --------------------------------
                         maintain officers and directors insurance covering you for the entire term of your employment with BancTec and thereafter for any actions taken during your employment with BancTec.

     John, any thoughts expressed in this letter will not do an adequate job of conveying how enthusiastic the entire Board of Directors is with respect to you potentially leading BancTec, Inc. We believe the situation is a superb matching of your impressive experience and skills and the many opportunities and challenges facing the Company. We would be most pleased if you would accept our offer and would look forward to building a great company that will create significant shareholder value by becoming a fast growing industry leader.

                                        Sincerely,

                                        /s/Robert A. Minicucci

                                        Robert A. Minicucci
                                        Chairman of the Board
                                        On behalf of the Board of
                                        Directors of BancTec, Inc.

Accepted and Agreed:



/s/John Staedke
---------------------------------
       John Staedke


cc:    Anthony J. de Nicola
       Murray Holland
       Scott Mackesy

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